Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Form S-8 pertaining to the 2002 Omnibus Incentive Plan and Employee Stock Purchase Plan (Registration No. 333-96547), Form S-3 pertaining to the registration of $1.0 billion of debt securities (Registration No. 333-67943), Form S-8 pertaining to the Employee Stock Purchase Plan (Registration No. 333-40575), Form S-8 pertaining to the Deferred Compensation Plan (Registration No. 333-75492), Form S-8 pertaining to the Supplemental Compensation Plan for Outside Directors (Registration No. 333-109562) and Forms S-8 pertaining to the Stock Incentive Plan (Registration Nos. 333-65252 and 033-63007) of our report dated January 23, 2004 with respect to the financial statements and schedules of American Standard Companies, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/S/ Ernst & Young

New York, New York

March 2, 2004